SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CHYRON CORPORATION
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CHYRON CORPORATION
5 Hub Drive
Melville, New York 11747
(631) 845-2000

April 6, 2001

Dear Shareholders:

On behalf of the Board of Directors and management of Chyron Corporation (the "Company"), I cordially invite you to attend the Annual Meeting of Shareholders to be held on Wednesday, May 16, 2001, at 9:30 a.m., at the Metropolitan Hotel, located at 569 Lexington Avenue at East 51st Street, New York, NY 10022.

The matters to be acted upon at the meeting are fully described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, the directors and executive officers of the Company will be present to respond to any questions that you may have. Accompanying the attached Proxy Statement is the Company's Annual Report for 2000. This report describes the financial and operational activities of the Company.

Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the accompanying envelope as promptly as possible. If you attend the Annual Meeting, and I hope you will, you may vote your shares in person even if you have previously mailed in a proxy card.

We look forward to greeting our shareholders at the meeting.

Sincerely,

/s/ Roger Henderson
Roger Henderson
Chief Executive Officer
and Director

CHYRON CORPORATION
5 Hub Drive
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2001

TO THE SHAREHOLDERS OF
CHYRON CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Chyron Corporation, a New York corporation (hereinafter the "Company"), will be held at the Metropolitan Hotel, located at 569 Lexington Avenue at East 51st Street, New York, NY 10022, on Wednesday, May 16, 2001, at 9:30 a.m., for the following purposes:

1. To elect eight (8) directors of the Company to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified;

2. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 26, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Representation of at least a majority of all outstanding shares of Common Stock is required to constitute a quorum. Accordingly, it is important that your stock be represented at the Annual Meeting. The list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Company's offices at 5 Hub Drive, Melville, New York, 11747, for ten (10) days prior to May 16, 2001.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the self-addressed envelope enclosed for your convenience. You may revoke your proxy at anytime before it is voted.

By Order of the Board of Directors,

/s/ Robert S. Matlin, Esq.
Robert S. Matlin, Esq.,
Secretary
Melville, New York
April 6, 2001

YOUR VOTE IS IMPORTANT, ACCORDINGLY, WE URGE YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

CHYRON CORPORATION

TABLE OF CONTENTS

CHYRON CORPORATION
5 Hub Drive
Melville, New York 11747

PROXY STATEMENT

For Annual Meeting of Shareholders
to be Held on May 16, 2001

Approximate Mailing Date of Proxy Statement and Form of Proxy: April 6, 2001.

INFORMATION CONCERNING VOTE

General

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Chyron Corporation, a New York corporation (hereinafter, the "Company"), for use at the annual meeting of shareholders to be held on Wednesday, May 16, 2001, at 9:30 a.m., and at any and all adjournments thereof (the "Annual Meeting"), with respect to the matters referred to in the accompanying notice. The Annual Meeting will be held at the Metropolitan Hotel, located at 569 Lexington Avenue at East 51st Street, New York, NY 10022.

Voting Rights and Outstanding Shares

Only shareholders of record at the close of business on March 26, 2001 are entitled to notice of and to vote at the Annual Meeting. At the close of business on March 1, 2001, 39,502,879 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company were issued and outstanding. Each share of Common Stock entitles the record holder thereof to one (1) vote on all matters properly brought before the Annual Meeting.

Revocability of Proxies

A shareholder who executes and mails a proxy in the enclosed return envelope may revoke such proxy at any time prior to its use by notice in writing to the Secretary of the Company, at the above address, or by revocation in person at the Annual Meeting. Unless so revoked, the shares represented by duly executed proxies received by the Company prior to the Annual Meeting will be presented at the Annual Meeting and voted in accordance with the shareholder's instructions marked thereon. If no instructions are marked thereon, proxies will be voted (1) FOR the election as directors of the nominees named below under the caption "ELECTION OF THE BOARD OF DIRECTORS." In their discretion, the proxies are authorized to consider and vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Annual Meeting that the Board of Directors of the Company does not know a reasonable time prior to this solicitation will be presented at the Annual Meeting.

Voting Procedures

All votes shall be tabulated by the inspector of elections appointed for the Annual Meeting, who shall separately tabulate affirmative and negative votes, abstentions and broker-dealer non-votes. The presence of a quorum for the Annual Meeting, defined here as a majority of the votes entitled to be cast at the Annual Meeting, is required. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker-dealer non-votes are not counted for quorum purposes.

Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholder approval. Director nominees must receive a plurality of the votes cast at the Annual Meeting, which means that a vote withheld from a particular nominee or nominees will not affect the outcome of the Annual Meeting.

ELECTION OF THE BOARD OF DIRECTORS

The Board of Directors has nominated eight (8) persons to be elected as Directors at the Annual Meeting and to hold office until the next annual meeting or until their successors have been duly elected and qualified. It is intended that each proxy received by the Company will be voted FOR the election, as directors of the Company, of the nominees listed below, unless authority is withheld by the shareholder executing such proxy. Shares may not be voted cumulatively. Each of such nominees has consented to being nominated and to serve as a director of the Company if elected. If any nominee should become unavailable for election or unable to serve, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. At the present time, the Board of Directors knows of no reason why any nominee might be unavailable for election or unable to serve. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

Director Nominees

The following table sets forth certain information with respect to the nominees for directors:
Director of the
Name	Company Position and Offices Held	Company Since

Charles M. Diker	Director, Member of the Audit Committee, Member	September, 1995
of the Compensation and Stock Option Committee

Donald P. Greenberg	Director	September, 1996

Roger Henderson	President and Chief Executive Officer, Director	February, 1999

Alan J. Hirschfield	Director, Member of the Audit Committee	July, 1995

Christopher R. Kelly	Director	August, 1999

Wesley W. Lang, Jr.	Director, Member of the Compensation and Stock	July, 1995
Option Committee

Eugene M. Weber	Director, Member of the Audit Committee	July, 1995

Michael I. Wellesley-Wesley	Executive Chairman of the Board, Member of the	May, 1995
Compensation and Stock Option Committee

Charles M. Diker, age 66, is the Chairman of the Board of Directors of Cantel Industries, Inc. ("Cantel"), a manufacturer of infection control equipment and distributor of diagnostic devices. Mr. Diker is also a member of the Board of Directors of International Specialty Products Inc., a manufacturer of specialty chemicals, and AMF Bowling Inc., an operator of bowling centers.

Donald P. Greenberg, age 67, is the Jacob Gould Schurman Professor of Computer Graphics and Founding Director, Program of Computer Graphics, at Cornell University. He has been a professor at Cornell University since 1968. He is also a member of the Board of Directors of Data Broadcasting Corporation ("DBC"), a provider of various financial data and proprietary information.

Roger Henderson, age 44, is President and Chief Executive Officer of the Company and has held such position since June 1999. Prior to his current position, he served as the Managing Director of Chyron Pro-Bel since April 1996. From 1987 to March 1996, he was Software Director and Managing Director of Pro-Bel Software Ltd.

Alan J. Hirschfield, age 65, was Co-Chairman of the Board of Directors and Co-Chief Executive Officer of DBC from June 1992 through December 1999. He continues to serve as a director of DBC. Prior thereto, he served as Chief Executive Officer of Twentieth Century-Fox Film Corp., from 1980 to 1985, and Columbia Pictures Entertainment Inc., from 1973 to 1978. Mr. Hirschfield is also a member of the Board of Directors of Cantel.

Christopher R. Kelly, age 40, has been the owner of Fortuna Investments since 1997, where he specializes in private investments and venture capital. From 1985 through 1997, he held various positions, including partner and director, at Kelly Television. During his last four years at Kelly Television, he was also Partner and Director of Kelly Broadcasting Company.

Wesley W. Lang, Jr., age 43, is a Managing Director with the investment management company of Weiss, Peck & Greer, and has been associated with such company since 1985. Weiss, Peck & Greer manages, directly or indirectly, the following funds: WPG Corporate Development Associates IV, L.L.C.; WPG Enterprise Fund II, L.L.C.; WPG Corporate Development Associates IV (Overseas), L.P.; and Weiss, Peck & Greer Venture Associates III, L.L.C. (collectively, the "WPG Funds"). These funds are shareholders of the Company.

Eugene M. Weber, age 50, is the Managing Partner of Weber Capital Management, L.L.C., an investment management firm which is the successor to Bluewater Capital Management, Inc., which Mr. Weber founded in 1995. From 1994 to 1995, Mr. Weber was an independent consultant to Westpool Investment Trust plc, a shareholder of the Company, and from 1983 to 1994 he was with Weiss, Peck & Greer, L.L.C., becoming a partner in 1987.

Michael I. Wellesley-Wesley, age 48, is Executive Chairman of the Board of Directors and formerly held the position of Chief Executive Officer of the Company from July 1995 through June 1997. He is currently a Managing Director of WIT Soundview Ventures. From 1992 until 1995, he was a Director and Executive Vice President of DBC and from 1990 until 1992 he was a consultant to that corporation's predecessor. Mr. Wellesley-Wesley was an executive director of Stephen Rose & Partners Ltd., a London-based investment banking firm, from 1980 to 1990.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors held six (6) meetings during fiscal year 2000. The Board of Directors appointed a Compensation and Stock Option Committee (the "Compensation Committee") and an Audit Committee. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served.

The Compensation Committee is authorized to review and make recommendations to the Board of Directors on all matters regarding the remuneration of the Company's executive officers, including the administration of the Company's compensation plans. The current members of the Committee are Messrs. Diker, Lang and Wellesley-Wesley. The Committee held four (4) meetings during fiscal year 2000.

The Audit Committee is responsible for making recommendations to the Board of Directors as to the selection of the Company's independent auditor, maintaining communication between the Board and the independent auditor, reviewing the annual audit report submitted by the independent auditor and determining the nature and extent of problems, if any, presented by such audit warranting consideration by the Board. The current members of the Audit Committee are Messrs. Diker, Hirschfield and Weber, each of whom are independent (as independence is defined in sections 303.01(B)(2)(a) and (3) of the NYSE's listing standards). The Committee held three (3) meetings during fiscal year 2000.

Executive Officers

In addition to Mr. Henderson, the executive officers of the Company are as follows:

Rebecca Howland - Senior Vice President and President of Chyron Streaming Services, age 26. Ms. Howland was co-founder and Chief Executive Officer of Interocity Development Corporation, which was acquired by the Company in January 2001. Prior to that she was a coordinating producer for ABCNEWS.com and senior producer at FOX News On line.

Dawn R. Johnston - Senior Vice President and Chief Financial Officer, age 48. Ms. Johnston joined the Company in September 1998 as the Company=s Senior Vice President and Chief Financial Officer. Prior to joining Chyron, she held the position of Vice President of Finance at Cardion, Inc., a Siemens Company, from 1996-1998. From 1993 to 1996, she was the Chief Financial Officer at Frequency Electronics, Inc. From 1983 to 1993 she was a Senior Audit Manager with Coopers & Lybrand.

James M. Paul - Senior Vice President, Human Resources, age 57. Mr. Paul joined the Company as Senior Vice President, Human Resources in October 1997. From February 1995 through September 1997 he held the position of Senior Vice President, Human Resources with TELE-TV. From 1993 to 1995, Mr. Paul was Human Resource Director for Bell Atlantic Information and Video Services. From 1975 to 1993 he held several management positions at PRC Inc., a subsidiary of Black and Decker Corporation, including Vice President, Human Resource Policy and Programs and Vice President of Human Resources for the Commercial and International Group.

Graham Pitman - Senior Vice President and Managing Director of the Pro-Bel Group, age 50. Mr. Pitman joined Pro-Bel in 1977 and was a Founding Director. During his tenure at Pro-Bel, he has served as Operations Director and General Manager of the Hardware Division.

Kenneth Schwenk - Senior Vice President and President of Chyron Graphics, age 64. Mr. Schwenk joined the Company in January 2000. From 1994 to 1999 he was President of Vinten Inc., a manufacturer of television robotic equipment. Between 1992 and 1994 he was the President of Utah Scientific Inc. Prior to that time he held senior executive positions at Global Analysis Inc., Rohde & Schwarz Inc. and Harris Corporation.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth the cash and noncash compensation awarded to or earned by all Chief Executive Officers who served in that position during fiscal year 2000 and the most highly compensated executive officers of the Company who held such positions at the end of fiscal year 2000 and received in excess of $100,000 in annual salary and bonus.

		Annual Compensation(1)		Long Term Compensation

				Securities	All Other
Name and Principal				Underlying	Compensation
Position	Year	Salary	Bonus(2)	Options(3)	(4)

Roger Henderson	2000	$297,139	$75,000	90,000
President, CEO and	1999	228,773	83,000	300,000
Director	1998	154,284	31,025(5)	35,000

Dawn R. Johnston(6)	2000	138,910	17,813	25,000	2,000
Senior Vice President,	1999	127,692	24,000	40,000	2,000
Chief Financial Officer	1998	33,857	5,000	25,000	348

James M. Paul	2000	163,950	30,100	45,000	2,000
Executive Vice President	1999	157,672	32,500	30,000	2,000
	1998	150,000	24,000	25,000	1,137

Graham Pitman	2000	152,661	9,750	35,000
Senior Vice President	1999	137,819	21,000	55,000
and Managing Director of	1998	109,072	19,200	14,000
Chyron Pro-Bel

Kenneth Schwenk(7)	2000	186,833	(8)	90,000	2,000
Senior Vice President and
President of Chyron Graphics

(1) Other Annual Compensation has been excluded since such amounts do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

(2) The 2000 bonus amount was payable 50% in cash and 50% in restricted stock.

(3) 1998 excludes any previously issued options that were canceled and reissued on December 14, 1998 pursuant to a board resolution.

(4) All other compensation includes Company contributions under the Company=s 401(k) plan.

(5) For 1998, one tenth of Mr. Henderson's bonus was paid in 1,550 shares of restricted stock and the balance of $27,923 was paid in cash.

(6) Ms. Johnston joined the Company in September 1998.

(7) Mr. Schwenk joined the Company in January 2000.

(8) Mr. Schwenk's bonus for 2000 is under review by the compensation committee.

Stock Option Grants

Set forth below is information on grants of stock options under the Chyron 1999 Incentive Compensation Plan (the "Incentive Compensation Plan") for the named executive officers for the period January 1, 2000 to December 31, 2000.

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price	Expiration
	Granted	Fiscal Year	Per Share	Date	Fair Value

Roger Henderson	90,000	6.7%	$3.375	5/24/10	$1.58

Dawn R. Johnston	10,000	0.7%	3.375	5/24/10	1.58
	15,000	1.1%	2.188	10/25/10	.99

James M. Paul	20,000	1.5%	3.375	5/24/10	1.58
	25,000	1.9%	2.188	10/25/10	.99

Graham Pitman	35,000	2.6%	1.875	11/17/10	.85

Kenneth Schwenk	75,000	5.6%	3.063	1/10/10	1.42
	15,000	1.1%	2.188	10/25/10	.99

All options reported above were awarded under the Incentive Compensation Plan. The Company has not granted any stock appreciation rights. Pursuant to the terms of the Plan, the exercise price per share for all options is the closing price of the Common Stock as reported on the New York Stock Exchange ("NYSE") on the date of grant. The options reported above become exercisable in three equal installments, on the first, second and third year anniversaries of their date of grant.

"Fair Value" is determined under the Black-Scholes pricing model, a widely recognized method of determining the present value of options. The factors used in this model are as follows: dividend yield - 0.0%; volatility -50%; risk-free rate of return - 6.04% and option terms of 4 years. The actual value, if any, an executive officer may realize will depend on the extent to which conditions as to exercisability of the option are satisfied and the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive officer will be consistent with the value estimated by the Black-Scholes model. The estimated values under the model are based on assumptions regarding interest rates, stock price volatility and future dividend yield. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Incentive Compensation Plan which cannot be transferred.

Pension Plans

The Company maintains a domestic, qualified non-contributory defined benefit pension plan (the "U.S. Pension Plan") for all employees of Chyron Corporation. Under the U.S. Pension Plan, a participant retiring at normal retirement age receives a pension benefit equal to the sum of: (i) 25% of his or her average monthly total compensation up to the level of social security covered compensation plus 38% of such earnings in excess of social security covered earnings for years of service prior to July 1, 1998 and (ii) 32% of his or her average monthly base compensation up to the level of social security covered compensation plus 48% of such earnings in excess of social security covered earnings for years of service subsequent to July 1, 1998. A participant's average monthly compensation is his or her monthly compensation averaged during the five consecutive years during the ten-year period prior to his or her termination that produces the highest average monthly compensation.

Participants in the U.S. Pension Plan vest according to the following schedule:

Employees Hired Prior to July 1, 1998		Employees Hired on or After July 1, 1998

Years of Service	Amount Vested	Years of Service	Amount Vested

Less than 2	0%	Less than 5	0%
2	20%	5 or more	100%
3	40%
4	60%
5 or more	100%

As of December 31, 2000, the number of years of service for the named executive officers is as follows: Ms. Johnston, 2 years and Mr. Paul, 3 years.

The following table shows the aggregate annual benefits under the U.S. Pension Plan as now in effect that would be currently payable to participants retiring at age sixty-five on a single-life basis under various assumptions as to salary and years of service. Benefits under the U.S. Pension Plan are payable in the form of a monthly, lifetime annuity commencing on the later of normal retirement age or the participant's date of retirement, or, at the participant's election, in a lump sum or installment payments. The amounts shown reflect the level of social security covered compensation for a participant reaching age 65 in 2000. In addition, the participant is entitled to receive social security benefits. The Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended, limit the annual retirement benefit that may be paid out of funds accumulated under a qualified pension plan. The current maximum annual benefit payable under the U.S. Pension Plan is $130,000. This maximum is proportionately reduced for years of plan participation less than ten. Compensation in excess of $170,000 may not be taken into account in the determination of benefits under the U.S. Pension Plan.
U.S. Pension Plan Table

Highest Consecutive Five-Year Average	Years of Credited Service at Retirement at Age 65
Compensation During the Last Ten Years
of Employment	10	20	30	35

$ 50,000	$ 5,300	$10,500	$15,800	$18,400
$100,000	$12,100	$24,200	$36,300	$42,400
$150,000	$19,000	$37,900	$56,900	$66,400
$160,000	$20,300	$40,700	$61,000	$71,200
$170,000	$21,700	$43,400	$65,100	$76,000

The Company's U.K. subsidiary, Pro-Bel, has a non-contributory defined benefit pension plan (the "U.K. Pension Plan") covering all permanent employees of Pro-Bel. Under the U.K. Pension Plan, a participant retiring after working 40 years with Pro-Bel will receive 66.66% of his or her basic earnings averaged over the last thirty-six (36) months of employment in addition to the U.K.'s basic and earnings related pension. Under U.K. legislation, benefits vest on a pro rata basis following completion of two (2) years of membership. Spouses' pension of 50% of the members pension are payable on the death of the plan member whether in service or following retirement. As of December 31, 2000, Mr. Henderson and Mr. Pitman, participants in the U.K. Pension Plan, have 22 years and 23 years of credited service, respectively.

Directors' Compensation

Directors of the Company who are also salaried officers or employees of the Company do not receive special or additional compensation for serving on the Board of Directors or any of its committees. Each director who is not a salaried officer or employee of the Company receives an annual fee of $5,000 (except for the Chairman who receives an annual fee of $10,000), plus $1,000 for attending each meeting of the Board of Directors and $500 for attending each committee meeting. In addition, each non-employee director receives options to purchase 5,000 shares of Common Stock at an exercise price equal to the market value on the last trading day of each July.

Employment Contracts and Termination of Employment

The Company has an employment agreement with Mr. Henderson, President and Chief Executive Officer, which is in effect until June 30, 2002 and can be renewed on an annual basis thereafter. Under the agreement, Mr. Henderson is entitled to receive a base salary of $325,000, subject to adjustment based on the Consumer Price Index. In addition, Mr. Henderson shall receive an annual bonus of up to 50% of his base salary based upon the achievement of performance goals determined by the Compensation Committee. If the agreement is terminated for cause, Mr. Henderson is entitled only to receive that portion of his base salary owed through date of termination. If the agreement is terminated without cause, Mr. Henderson is entitled to receive the greater of his base salary for a twelve-month period or the remainder of his employment term. In addition, all options which have not vested at the date of termination shall immediately vest. The agreement also contains certain restrictions on competition. Effective April 1, Mr. Henderson has voluntarily reduced his base salary to $280,000 per annum through December 31, 2001.

The Company has an employment agreement with Mr. Paul, Executive Vice President, which is in effect until October 30, 2002. Mr. Paul is entitled to receive an annual base salary of $215,000, which can be increased at the discretion of the Chief Executive Officer, and is eligible for a bonus of up to 30% of his base salary, subject to the achievement of certain annual performance criteria set by the Compensation Committee. If the agreement is terminated for cause, Mr. Paul is entitled only to receive that portion of his base salary owed through the date of termination. If the agreement is terminated without cause, Mr. Paul will be entitled to his base salary and bonus for the lesser of eighteen months or the balance of his employment term. In addition, all options granted which have not vested at the date of termination shall immediately vest. The agreement also contains certain restrictions on competition. Effective April 1, Mr. Paul has voluntarily reduced his base salary to $185,000 per annum through December 31, 2001.

The Company has an employment agreement with Mr. Pitman, Senior Vice President and Managing Director of Chyron Pro-Bel. The agreement is indefinite until Mr. Pitman is provided written notification by the Company. The required notice period is one year. Under the agreement, Mr. Pitman is entitled to receive a base salary of 100,000 British pounds sterling ($144,510 at March 1, 2001). Mr. Pitman shall be entitled to additional remuneration and bonuses as determined by the Compensation Committee. The agreement also contains restrictions on competition.

The Company has a three-year employment agreement, which commenced January 17, 2001, with Ms. Howland, Senior Vice President and President, Chyron Streaming Services. Ms. Howland is entitled to receive an annual salary of $175,000 for 2001, $200,000 for 2002 and $225,000 in 2003. In addition, Ms. Howland shall be eligible to receive an annual bonus of up to 40% of her base salary based upon the achievement of performance goals determined by the Compensation Committee. Ms. Howland also received 150,000 options to purchase Common Stock of the Company. Options totaling 75,000 shall vest in equal installments on the first, second and third anniversaries of the grant date. The remaining 75,000 options shall vest on the fifth anniversary of the grant date, subject to earlier vesting upon the achievement of certain performance goals. If the agreement is terminated without cause, Ms. Howland shall be entitled to one-half of her annual salary if the termination occurs in the first six months of employment. If such termination occurs after the first six months she will be entitled to one year of base salary. If the agreement is terminated for cause, Ms. Howland will be entitled to her base salary owed through the date of termination. The agreement contains certain restrictions on competition.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Mr. Wellesley-Wesley has an arrangement with the Company, pursuant to which he provides services in connection with fundraising, potential strategic alliances, mergers and business opportunities for the Company, primarily in Europe. During 2000 he received approximately $427,000 as compensation and benefits for such services.

COMPENSATION AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

It is the duty of the Compensation Committee to develop, administer, and review the Company's compensation plans, programs and policies, to monitor the performance and compensation of executive officers and other key employees and to make appropriate recommendations and reports to the Board of Directors relating to executive compensation.

The Company's compensation program is intended to motivate, retain and attract management, linking incentives to financial performance and enhanced shareholder value. The program's fundamental philosophy is to tie the amount of compensation "at risk" for an executive to his or her contribution to the Company's success in achieving superior performance objectives.

The compensation program currently consists of two components: (1) a base salary and (2) the potential for an annual cash bonus of up to 50% of base salary for the Chief Executive Officer, up to 30% for the executive Vice President and between 25%-40% of base salary for the other executive officers, based upon the satisfaction of certain performance criteria set annually by the Compensation Committee for each position. The criteria may relate to overall Company performance, the individual executive's performance or a combination of the two, depending upon the particular position at issue. The second component constitutes the "at risk" portion of the compensation program. Additionally, employees (including executive officers) are eligible to receive awards pursuant to the Company's Incentive Compensation Plan.

All amounts paid or accrued during fiscal year 2000 under the above-described compensation program are included in the table found in the section captioned "Summary Compensation Table."
Members of The Compensation and
Stock Option Committee

Charles M. Diker
Wesley W. Lang, Jr.
Michael I. Wellesley-Wesley

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

During fiscal 2000, the Audit Committee of the Board of Directors adopted a charter, which is reproduced in the appendix to this proxy statement. The complete text reflects standards set forth in new SEC regulations and New York Stock Exchange rules.

As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

    first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's outside auditors about draft annual financial statements and key accounting and reporting matters;

    second, the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal, reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1);

    third, the Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met three (3) times during fiscal 2000.

In overseeing the preparation of the Company's annual financial statements, the Committee met with both management and the Company's outside auditors to review and discuss the results of the audit and significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to the Company's outside auditors, the Committee, among other things, discussed with PricewaterhouseCoopers LLP, matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.
Members of the Audit Committee

Alan J. Hirschfield Charles M. Diker Eugene M. Weber

STOCK PERFORMANCE CHART

The following chart compares the yearly percentage change in the cumulative total shareholder return on the Common Stock during the five fiscal years ended December 31, 2000 with the cumulative total return on the Russell 2000 Index and a peer group selected by the Company consisting of businesses engaged in supplying equipment to the broadcast and video industry. The comparison assumes $100 was invested on December 31, 1995 in the Common Stock of the Company and in each of the foregoing indices and assumes reinvestment of dividends.

The businesses included in the Company-selected peer group are: Avid Technology Inc., Carlton Communications Plc, Pinnacle Systems Inc., Philips Electronics NV, and Sony Corp. The returns of each component issuer in the foregoing group have been weighted according to the respective issuer's stock market capitalization.

On February 7, 1997, the Company effected a one-for-three reverse stock split of its Common Stock. The table above reflects the one-for-three reverse stock split. On March 1, 2001, 39,502,879 shares of Common Stock were outstanding.

Description of the Company's Common Stock

General

The Company is authorized to issue 150,000,000 shares of Common Stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value without designation. As of March 1, 2001, 39,502,879 shares of Common Stock and no shares of preferred stock were issued and outstanding.

As of March 1, 2001, an additional 4,598,173 shares of Common Stock were reserved for issuance upon options granted or to be granted pursuant to the Chyron 1999 Incentive Compensation Plan and issued and outstanding warrants. An additional 4,684,891 shares of Common Stock may be issued upon the conversion of the Company's 8% Subordinated Convertible Debentures ("Debentures").

The Company has a stock purchase agreement with Microsoft Corporation ("Microsoft") that provides Microsoft, as long as it holds securities in excess of 1% of the outstanding shares of Common Stock of the Company, with the right to participate, on a pro-rata basis, in future sales of equity securities by Chyron.

Common Stock

Each share of Common Stock is entitled to one vote at all meetings of shareholders. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights associated with the Common Stock. In the event of liquidation, dissolution, or winding up of the Company, holders of the Common Stock will be entitled to receive, on a pro rata basis, all assets of the Company remaining after satisfaction of all liabilities and all liquidation preferences granted to holders of preferred stock of the Company.

The Company has not paid any dividends on its Common Stock since 1989. In addition, pursuant to the terms of its Debentures, no dividends or other payment can be declared and paid on the Common Stock unless the Company also declares and pays dividends on the shares of Common Stock issuable upon conversion of the Debentures.

OTHER MATTERS ARISING AT THE ANNUAL MEETING

The matters referred to in the Notice of Annual Meeting and described in this Proxy Statement are, to the knowledge of the Board of Directors, the only matters that will be presented for consideration at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons appointed by the accompanying proxy will vote on such matters in accordance with their best judgment pursuant to the discretionary authority granted to them in the proxy.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of March 1, 2001, certain information about all persons who, to the Company's knowledge, were beneficial owners of 5% or more of Common Stock of the Company(1).

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership(2)	Class(2)(3)

Philip Greer (4)	10,238,609	24.91%
Weiss, Peck & Greer, L.L.C.
One New York Plaza
New York, New York 10004

WPG PE Fund Advisor, L.P.(5)	6,054,501	14.97%
One New York Plaza
New York, New York 10004

London Merchant Securities plc(6)	4,035,247	10.06%
Carlton House
33 Robert Adam Street
London, W1M 5AH
England

Microsoft Corporation	3,096,774	7.84%
One Microsoft Way
Redmond, WA 98052

WPG Venture Partners III, L.P.(7)	2,726,275	6.83%
One New York Plaza
New York, New York 10004

Michael I. Wellesley-Wesley(8)	2,349,813	5.95%
Chyron Pro-Bel
Danehill, Lower Earley RG6 4PB
Reading, Berkshire, U.K.

Christopher R. Kelly(9)	2,250,969	5.49%
800 Fifth Avenue, Suite 1400
Seattle, WA 98104

Security Ownership of Management

The following table sets forth, as of March 1, 2001, certain information with respect to the beneficial ownership of each class of the Company's equity securities by each director and the named executive officer of the Company and all directors and executive officers of the Company as a group(1).

Name of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership (2)	Total (2)(3)

Wesley W. Lang, Jr.(10)	10,263,608	24.96%

Michael I. Wellesley-Wesley(8)	2,349,813	5.95%

Christopher R. Kelly(9)	2,250,969	5.49%

Alan J. Hirschfield(11)	616,986	1.56%

Charles M. Diker(12)	607,902	1.53%

Roger Henderson(13)	290,491	*

Rebecca Howland	158,103	*

Graham Pitman(14)	110,991	*

James M. Paul(15)	57,500	*

Kenneth Schwenk(16)	50,000	*

Eugene M. Weber(17)	43,408	*

Dawn R. Johnston(18)	39,999	*

Donald P. Greenberg(19)	21,666	*

Joseph A. Flaherty(20)	10,000	*

All directors and executive officers
as a group	16,871,436	38.84%
(14 persons)

* Less than one percent (1%).

(1) These tables are based upon information supplied by Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him/her. Applicable percentage of ownership is based on 39,502,879 shares of Common Stock, which were outstanding on March 1, 2001.

(2) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2001, are deemed outstanding. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(3) In calculating the percent of the outstanding shares of Common Stock, all shares issuable on exercise of stock options or the conversion of debentures held by the particular beneficial owner that are included in the column to the left of this column are deemed to be outstanding.

(4) Mr. Greer is a General Partner of WPG PE Fund Advisor, L.P. ("PEF"), WPG Venture Partners III, L.P. ("WPGVP") and WPG PE Fund Advisor (Overseas), L.P. ("Overseas"). Overseas beneficially owns 1,457,833 shares, including 224,447 which may be acquired upon the conversion of presenting convertible debentures.

(5) PEF serves as the Fund Investment Advisor of WPG Corporate Development Associates IV, L.L.C. ("CDA IV") which beneficially owns 6,054,501 shares, including 939,435 which may be acquired upon the conversion of presently convertible debentures. PEF disclaims beneficial ownership of such shares, except to the extent of its interest in CDA IV.

(6) Includes 2,738,936 shares beneficially owned by Westpool Investment Trust plc and 1,296,311 shares beneficially owned by Lion Investments Limited (of which 410,833 shares and 193,523 shares, respectively, may be acquired upon the conversion of presently convertible debentures). These entities are wholly owned subsidiaries of London Merchant Securities plc.

(7) WPGVP serves as the Managing Member of WPG Enterprise Fund II, L.L.C. ("Enterprise") and Weiss, Peck & Greer Venture Associates III, L.L.C. ("WPGVA"), which beneficially own 1,477,493 and 1,248,782 shares, respectively, (which include 237,599 and 191,976 shares, respectively, which may be acquired upon the conversion of presently convertible debentures).

(8) Includes 2,284,813 shares directly owned by Paris Investments Limited, an entity of which Michael I. Wellesley-Wesley is the sole beneficiary. Also includes 5,000 shares that may be acquired upon the exercise of presently exercisable options.

(9) Includes 1,519,969 shares which may be acquired upon the conversion of presently convertible debentures and 5,000 shares that may be acquired upon the exercise of presently exercisable options.

(10) Includes 24,999 shares that may be acquired upon the exercise of presently exercisable options. Also includes 10,238,609 shares beneficially owned by PEF, WPGVP and Overseas. Mr. Lang is a Managing Director with the investment management company of Weiss, Peck & Greer. Mr. Lang disclaims beneficial ownership of such shares, except to the extent of his interests in such entities.

(11) Includes 24,999 shares that may be acquired upon the exercise of presently exercisable options and 145,316 shares that may be acquired upon the conversion of presently convertible debentures.

(12) Mr. Diker directly owns 256,464 shares of Common Stock, indirectly owns 193,661 shares by family members and is the president of a Foundation which owns 40,000 shares of Common Stock. Also includes 49,999 shares that may be acquired upon the exercise of presently exercisable options and 67,778 shares that may be acquired upon the conversion of presently convertible debentures. Mr. Diker disclaims beneficial ownership of 233,691 shares.

(13) Includes 248,333 shares that may be acquired upon the exercise of presently exercisable options.

(14) Includes 39,666 shares that may be acquired upon the exercise of presently exercisable options.

(15) Includes 57,500 shares that may be acquired upon the exercise of presently exercisable options.

(16) Includes 50,000 shares that may be acquired upon the exercise of presently exercisable options.

(17) Includes 24,999 shares that may be acquired upon the exercise of presently exercisable options and 9,409 shares that may be acquired upon the conversion of presently convertible debentures.

(18) Includes 39,999 shares that may be acquired upon the exercise of presently exercisable options.

(19) Includes 21,666 shares that may be acquired upon the exercise of presently exercisable options.

(20) Includes 10,000 shares that may be acquired upon the exercise of presently exercisable options.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers (the "Indemnities") will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorney's fees), judgments, fines, penalties and settlement amounts paid or incurred by them in any action, suit or proceeding on account of their services as director, officer, employee, agent or fiduciary of the Company or as directors, officers, employees or agents of any other company or entity at the request of the Company. The Company will not, however, be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to any action (1) in which a judgment adverse to the Indemnitee establishes (a) that the Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material, or (b) that the Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (2) which the Indemnitee initiated, prior to a change in control of the company, against the Company or any director or officer of the Company unless the Company consented to the initiation of such claim. The indemnity agreements require an Indemnitee to reimburse the Company for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under Section 723(a) of the New York Business Corporation Law and the indemnity agreement, to indemnification for such expenses.

SHAREHOLDER PROPOSALS

A shareholder of the Company who wishes to present a proposal for action at the Company's 2002 Annual Meeting of Shareholders must submit such proposal to the Company, in accordance with Rule 14-8 under the Securities Exchange Act of 1934. To be eligible for inclusion such proposal must be received by the Company, no later than December 8, 2001.

COST OF SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is made by and on behalf of the Company's Board of Directors. The cost of such solicitation will be paid by the Company. Such cost includes the preparation, printing and mailing of the Notice of Annual Meeting, Proxy Statement, Annual Report and form of proxy. The solicitation will be conducted principally by mail, although directors, officers and employees of the Company (at no additional compensation) may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held on record by such fiduciaries, and the Company may reimburse such persons for their reasonable expenses in so doing.

INDEPENDENT PUBLIC ACCOUNTANTS

Representatives of PricewaterhouseCoopers LLP (PwC), which audited the Company's 1998, 1999 and 2000 financial statements, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions. For fiscal 2000, aggregate audit fees, including the review of interim quarterly financial statements, paid to PwC were $246,000 and all other fees were $142,000. The other fees included fees for audit-related services of $64,000 and fees for non-audit services of $78,000. Audit-related services generally include fees for pension and statutory audits, business acquisitions, accounting consultations and Securities and Exchange Commission filings. None of the non-audit services fees were for financial information systems design and implementation. The audit committee has considered whether the provision of audit-related and non-audit related services is compatible with maintaining PwC's independence.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the SEC and The New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during fiscal year 2000, all filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were met.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each person whose proxy is solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K filed with the SEC, for the period January 1, 2000 through December 31, 2000, including the financial statements and the schedules thereto. The Company does not undertake to furnish without charge copies of all exhibits to its Form 10-K, but will furnish any exhibit upon the payment of Twenty Cents ($0.20) per page or a minimum charge of Five Dollars ($5.00). Such written requests should be directed to Ms. Margaret Roed, Chyron Corporation, 5 Hub Drive, Melville, New York 11747. Each such request must set forth a good faith representation that, as of March 26, 2001, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting. The Company incorporates herein the Annual Report by reference.

APPENDIX 1

CHYRON CORPORATION

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. PURPOSE

The primary function of the Audit Committee is to represent the Board of Directors in fulfilling its oversight responsibilities by:

1. Reviewing the financial reports and other financial related information released by the Corporation to the public, or in certain circumstances governmental bodies.

2. Reviewing the Corporation's system of internal controls regarding finance, accounting, business conduct and ethics and legal compliance that management and the Board have established.

3. Reviewing the Corporation's accounting and financial reporting processes.

4. Reviewing and appraising with management the performance of the Corporation's independent auditors.

5. Providing an open avenue of communication between the independent auditors and the Board of Directors.

II. COMPOSITION

The Audit Committee shall be comprised of three directors, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have financial management expertise.

The members of the Committee shall be elected or reappointed by the Board annually for a one-year term. A Chairperson shall be appointed by the Board.

III. MEETINGS

The Committee will meet at least three times annually and be available to meet more frequently as circumstances dictate. Scheduled meetings of the Audit Committee are (a) to review and approve the scope of the annual audit to be performed by the Corporation's independent auditors and (b) to review and discuss the results of the audit and the Company's 10-K report, prior to its filing. Incidental to any of these regularly scheduled meetings, the Committee should meet, if necessary, with management and the independent auditors in separate executive sessions to discuss any matters that the Committee and each of these groups believe should be discussed privately.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1. Review and reassess the adequacy of this Charter on an annual basis or as conditions dictate.

2. Review and approve the Corporation's Business Conduct policies.

3. Review the Corporation's annual financial statements and other reports and financial and related information released to the public, or in certain circumstances governmental bodies, including any certification, report, opinion or review rendered by the independent auditors.

4. Review the quarterly financial information with management as necessary. The Chairperson of the Committee may represent the entire Committee for purposes of this review.

5. Review with independent auditors the recommendations included in their management letter, if any, and their informal observations regarding the adequacy of overall financial and accounting procedures of the Corporation. On the basis of this review, make recommendations to senior management for any changes that seem appropriate.

6. Prepare the minutes of each meeting, distribute to all members of the Audit Committee and provide periodic summary reports to the Board of Directors. The permanent file of the minutes will be maintained by the Secretary of the Corporation.

Independent Auditors

7. Review with management and recommend to the Board of Directors the selection of the independent auditors. On an annual basis, the Committee will review and discuss with the auditors all significant relationships, including non-audit services proposed or performed, the auditors have with the Corporation to determine the auditors' independence. The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee.

8. Review the fees, expenses and performance of the independent auditors.

9. Annually consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Corporation's financial statements.

Financial Reporting Process

10. In consultation with the independent auditors, review the integrity of the Corporation's financial reporting process, both internal and external.

11. Review and consider the independent auditors' judgments about the appropriateness of the Corporation's accounting principles as applied in its financial reporting.

12. Review and consider major changes to the Corporation's accounting principles and practices as proposed by management or the independent auditors.

Process Improvement

13. Establish regular reporting to the Audit Committee by management and the independent auditors regarding any principal/critical risks, emerging or developing issues and significant judgments made or to be made in management's preparation of the financial statements.

14. Following completion of the annual audit, review separately with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

15. Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

16. Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

Ethical and Legal Compliance

17. Review the Corporation's operations and determine whether management has established and maintains effective programs and processes to ensure compliance with its Business Conduct policies.

18. Review management's programs and processes for risk management and protection of the Corporation's assets and business.

19. Review management's monitoring of the Corporation's compliance with the above programs to ensure that management has the proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

20. Review, with the Corporation's counsel, legal compliance matters, including corporate securities trading policies.

21. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

22. Perform any other activities consistent with this Charter, the Corporation's By-laws and government law, as the Committee or the Board deems necessary or appropriate.